Exhibit 3.41

ARTICLES OF INCORPORATION

OF

Quintiles Asia, Inc.

Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

1. The name of the corporation is Quintiles Asia, Inc.

2. The number of shares the corporation is authorized to issue is 25,000. These shares shall be all of one class, designated as common stock par value $1.00 per share.

3. The street address and county of the initial registered office of the corporation is 1007 Slater Road, Wake County, Morrisville, N. C. 27560.

4. The mailing address if different from the street address of the initial registered office of the corporation is Quintiles Asia, Inc., P. O. Box 13979, Research Triangle Park, NC 27709.

5. The name of the initial registered agent is Dr. Dennis B. Gillings.

6. The following additional provisions are included in these Articles of Incorporation:

(a) Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of directors for breaches of duty, no director of the corporation shall have any personal liability arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty as a director. No amendment to or repeal of this article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The provisions of this article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability that has not been eliminated by the provisions of this article.

(b) Shareholders of the corporation have the right to cumulate their votes in the election of directors of the corporation.

7. The name and address of the incorporator is Spruillco, Ltd. P. O. Box 10096, Raleigh, N. C. 27605.

This the 8 day of June, 1993.

Spruillco, Ltd.

By:	/s/ William P. Few
William P. Few, Vice President

QUINTILES ASIA, INC.

ARTICLES OF AMENDMENT

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation, Quintiles Asia, Inc. (the “Corporation”) hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1. The name of the corporation is Quintiles Asia, Inc.

2. Article 1 of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

“1. The name of the corporation is IQVIA RDS Asia Inc.”

3. The foregoing amendment was proposed and recommended by the sole Director of the Corporation and approved and adopted by the sole shareholder of the Corporation in accordance with the provisions of Chapter 55 of the North Carolina General Statutes and the Corporation’s Articles of Incorporation. The date of adoption was November 6, 2017.

4. These articles will become effective upon filing.

IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of November, 2017.

QUINTILES ASIA, INC.

By:	/s/ James H. Erlinger III
Name: James H. Erlinger III
Title: Executive Officer